FOR IMMEDIATE RELEASE
January 18, 2006

For further information contact:
Kevin M. McCloskey
Senior Vice President and Chief Operating Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                     Synergy Financial Group, Inc. Announces
                    Annual and Fourth Quarter, 2005 Earnings

Cranford,  New Jersey,  January 18,  2006 - John S. Fiore,  President  and Chief
Executive Officer of Synergy Financial Group, Inc. (NASDAQ: SYNF) (the "Company"), the holding company of Synergy Bank and Synergy Financial Services, Inc., today announced net income for the three-month period ended December 31, 2005 of $1.160 million, or $0.10 per diluted share, compared to $1.194 million, or $0.10 per diluted share, for the same period last year. Net income for the twelve-month period ended December 31, 2005 was $4.493 million, or $0.40 per diluted share. This represents an increase of $290,000, or 6.9%, from the $4.203 million, or $0.37 per diluted share, reported for the same period in 2004.

Total assets reached $973.9 million on December 31, 2005, an increase of 13.2%, or $113.2 million, from $860.7 million on December 31, 2004. The increase was primarily attributable to an increase of $171.4 million in net loans, partially offset by a decline of $64.0 million in investment securities.

Net loans increased 30.5%, to $733.2 million on December 31, 2005, from $561.7 million on December 31, 2004. On December 31, 2005, total loans were comprised of 36.7% in non-residential and multi-family mortgage loans, 25.7% in consumer loans, 17.6% in single-family real estate loans, 15.3% in home equity loans, 3.4% in commercial and industrial loans and 1.3% in construction loans.

On December 31, 2005, the allowance for loan and lease losses was $5.8 million, compared to $4.4 million on December 31, 2004. The ratio of the allowance to total loans was 0.78% on both December 31, 2005 and December 31, 2004. Non-performing assets to total assets was 0.04% on December 31, 2005, compared to 0.03% on December 31, 2004.

Deposits reached $606.5 million on December 31, 2005, an increase of $67.6 million, or 12.5%, from the $538.9 million reported on December 31, 2004. Certificates of deposit increased by $113.7 million, or 45.0%, from the $252.7 million reported at year-end 2004, while core deposits, which consist of checking, savings, and money market accounts, decreased $46.1 million, or 16.1%. The increase in certificates of deposit was the result of initiatives directed toward attracting funds with extended maturities in response to the current interest rate environment, coupled with the placement of approximately $23.6 million of brokered certificates of deposit. Despite the decline in total core deposits during the twelve-month period ended December 31, 2005, checking accounts increased by $5.5 million or 9.8%. During the same

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

period, Federal Home Loan Bank borrowings increased $54.2 million, or 25.5%, to $266.6 million on December 31, 2005.

Stockholders' equity totaled $95.3 million on December 31, 2005, a decrease of 8.4%, or $8.8 million, from $104.0 million on December 31, 2004. The decline was attributable to the repurchase of 989,451 shares of common stock in open market transactions to fund the Company's 2004 Restricted Stock Plan and its stock repurchase programs, as well as the effect of the net unrealized investment portfolio market value adjustment, offset by the net income for the period. On August 24, 2005, the Company announced a new program to repurchase up to an additional 5% of its outstanding common stock, or approximately 577,628 shares. During the fourth quarter, the Company repurchased 275,000 shares. As a result, it has now completed in excess of 52% of the current program, at an average price of $12.72 per share. Additionally, on December 21, 2005, the Company's Board of Directors declared a quarterly cash dividend of $0.05 per common share, which is payable on January 27, 2006 to stockholders of record on January 13, 2006.

Net interest income increased $283,000, or 4.7%, for the three months ended December 31, 2005, to $6.3 million, from $6.0 million for the same period last year. For the twelve months ended December 31, 2005, net interest income increased 7.0%, to $24.8 million, from $23.2 million for the same period last year.

Other income decreased $130,000, or 11.6%, for the three months ended December 31, 2005, to $990,000, from $1,120,000 for the same period last year. The decrease in other income from the fourth quarter of last year was primarily due to a decline in commission income generated by Synergy Financial Services, Inc. ("SFSI"). For the twelve months ended December 31, 2005, other income increased 17.3%, to $3.9 million, from $3.3 million for the same period last year. The increase was primarily attributable to growth in commission income generated by SFSI and an increase in income generated from bank-owned life insurance.

Other expenses increased $14,000, or 0.3%, for the three months ended December 31, 2005, to $4.945 million, from $4.931 million for the same period last year. For the twelve months ended December 31, 2005, other expenses increased $1.4 million, or 7.5%, to $19.8 million, from $18.4 million for the same period last year. The increase was primarily attributable to salaries and benefits associated with the Company's growth strategy, which includes equity-based employee compensation plans, coupled with higher operating expenses associated with a larger branch network. During 2005, Synergy Bank opened branch offices in Elizabeth, Spotswood and Summit and closed a Union Township facility.

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 20 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

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Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

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                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                              December 31,     December 31,
                                                                                  2005             2004
                                                                              ------------     ------------
                                                                               (unaudited)       (audited)
Assets:
Cash and amounts due from banks                                              $     4,635       $     4,687
Interest-bearing deposits with banks                                               1,948             1,759
                                                                             -----------       -----------
Cash and cash equivalents                                                          6,583             6,446
Investment securities available-for-sale,
   at fair value                                                                  85,319           134,360
Investment securities held-to-maturity (fair
   value of $93,575 and $111,154, respectively)                                   95,621           110,584
Federal Home Loan Bank of New York
   stock, at cost                                                                 13,263            10,771
Loans receivable, net                                                            733,183           561,687
Accrued interest receivable                                                        3,313             2,751
Property and equipment, net                                                       18,570            16,814
Cash surrender value of bank-owned life insurance                                 13,138            12,637
Other assets                                                                       4,897             4,627
                                                                             -----------       -----------
     Total assets                                                            $   973,887       $   860,677
                                                                             ===========       ===========
Liabilities:
Deposits                                                                     $   606,471           538,916
Federal Home Loan Bank advances                                                  266,600           212,414
Advance payments by borrowers
   for taxes and insurance                                                         2,215             1,702
Accrued interest payable on advances                                                 611               385
Dividend payable                                                                     623               498
Other liabilities                                                                  2,117             2,720
                                                                             -----------       -----------
     Total liabilities                                                           878,637           756,635
                                                                             -----------       -----------
Stockholders' equity:
Preferred stock; $.10 par value, 5,000,000 shares
   authorized; issued and outstanding - none                                           -                 -
Common stock; $.10 par value, 20,000,000 shares authorized;
   Issued - 12,471,481 in 2005 and 12,452,011 in 2004
   Outstanding - 11,545,881 in 2005 and 12,452,011 in 2004                         1,247             1,245
Additional paid-in-capital                                                        85,959            86,177
Retained earnings                                                                 32,794            30,603
Unearned ESOP shares                                                              (5,282)           (5,962)
Unearned RSP compensation                                                         (2,567)           (3,391)
Treasury stock held for the RSP, at cost; 363,037
   and 387,043 shares in 2005 and 2004, respectively                              (4,124)           (4,343)
Treasury stock, at cost; 925,600 and -0- shares in 2005
   and 2004, respectively                                                        (11,426)                -
Accumulated other comprehensive loss, net of taxes                                (1,351)             (287)
                                                                             ------------      -----------
     Total stockholders' equity                                                   95,250           104,042
                                                                             -----------       -----------
Total liabilities and stockholders' equity                                   $   973,887       $   860,677
                                                                             ===========       ===========

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

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                      (In thousands, except per share data)

                                                 Three Months Ended        Twelve Months Ended
                                                    December 31,               December 31,
                                                  2005         2004         2005           2004
                                               --------     ---------    ---------    ---------
                                              (unaudited)  (unaudited)  (unaudited)   (audited)
Interest income:
   Loans, including fees                       $ 10,664     $   7,610    $  37,738    $  28,258
   Investment securities                          1,813         2,354        8,261        7,980
   Other                                            181            74          572          162
                                               --------     ---------    ---------    ---------
     Total interest income                       12,658        10,038       46,571       36,400
                                               --------     ---------    ---------    ---------
Interest expense:
   Deposits                                       3,834         2,499       12,859        9,114
   Borrowed funds                                 2,542         1,540        8,889        4,078
                                               --------     ---------    ---------    ---------
     Total interest expense                       6,376         4,039       21,748       13,192
                                               --------     ---------    ---------    ---------
     Net interest income before
       provision for loan losses                  6,282         5,999       24,823       23,208
Provision for loan losses                           546           358        1,860        1,492
                                               --------     ---------    ---------    ---------
     Net interest income after
       provision for loan losses                  5,736         5,641       22,963       21,716
                                               --------     ---------    ---------    ---------
Other income:
   Service charges and other fees on
     deposit accounts                               543           578        2,105        2,182
   Net (loss) gain on sale of investments             -             -          (26)          38
   Commissions                                      195           331          855          517
   Other                                            252           211          917          547
                                               --------     ---------    ---------    ---------
     Total other income                             990         1,120        3,851        3,284
                                               --------     ---------    ---------    ---------
Other expenses:
   Salaries and employee benefits                 2,540         2,768       10,801        9,948
   Premises and equipment                         1,018           946        3,807        3,800
   Occupancy                                        590           475        2,245        1,911
   Professional services                            236           300          796          703
   Advertising                                      252           219          975          822
   Other operating                                  309           223        1,137        1,197
                                               --------     ---------    ---------    ---------
     Total other expenses                         4,945         4,931       19,761       18,381
                                               --------     ---------    ---------    ---------
     Income before income tax expense             1,781         1,830        7,053        6,619
Income tax expense                                  621           636        2,560        2,416
                                               --------     ---------    ---------    ---------
     Net income                                $  1,160     $   1,194    $   4,493    $   4,203
                                               ========     =========    =========    =========
Per share of common stock:
   Basic earnings per share                    $   0.11     $    0.10    $    0.41    $    0.38
   Diluted earnings per share                  $   0.10     $    0.10    $    0.40    $    0.37
   Basic weighted average shares
     outstanding                                 10,669        11,374       10,911       11,009
   Diluted weighted average shares
     outstanding                                 11,057        11,734       11,306       11,276

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